Exhibit 10.41

                    Member FINRA/SIPC

September 9, 2009

Mr. Samuel A. Greco

Chief Executive Officer

Careview Communications, Inc

5000 Legacy Drive, Suite 470

Plano, TX 75024

Dear Sam:

This is to confirm our understanding pursuant to which Careview Communications, Inc (the “Company”) has agreed to engage National Securities Corporation, a Washington corporation (“National”), to act as its placement agent for the Company during the period commencing on the date hereof and ending the earlier of the termination date of the Financing described herein or twelve months from the date hereof (in the event that no closing of the Financing has occurred by that date), unless earlier terminated pursuant to Section 12 (the “Engagement Period” or the “Term”).

1. Financing. National shall assist the Company in raising capital in the form of debt, equity or equity-linked securities of the Company or a combination of the foregoing (the “Financing”). The specific terms and conditions of the Financing shall ultimately be agreed to by the Company and the parties to the Financing after good faith negotiations. The Financing will be subject to a satisfactory due diligence investigation of the Company and general market conditions.

The Financing will be made in accordance with exemptions from the registration and prospectus requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Act”) provided by Regulation D under the Act (“Regulation D”) and the qualification and registration requirements of applicable state and foreign securities or blue sky laws and regulations.

2. The Placement Fee. In connection with any Financing during the Term of this agreement, National will be paid an aggregate placement agent fee (the “Placement Fee”) as stated below. All such fees shall be immediately paid by the Company to National at the closing of the Financing; however, if such Financing occurs through multiple closings, then a pro rata portion of such fees shall be paid upon each closing:

(a)	National shall receive an aggregate cash fee equal to seven percent (7%) of the aggregate sales price of all securities sold in the Financing.

(b)	National or its designees shall receive five-year warrants (“Warrants”) to purchase an aggregate of seven percent (7%) of the number of Shares sold in the Financing at an exercise price equal to the purchase price of the securities. The Warrants shall contain customary terms, including, without limitation, provisions for, anti-dilution protections, cashless exercise and registration rights consistent with the registration rights granted to the investors in the Financing.

New York Office	Chicago Office
330 Madison Ave, 18th Floor	875 N. Michigan Ave, Suite 1560
New York, NY 10017	Chicago, IL 60611
212-380-2800	312-867-3470

Careview Communications – National Securities Agreement

8/9/2010

(c)	National shall be entitled to the Placement Fee set forth in Section 2(a) with respect to any securities of the Company sold within twelve (12) months of the later of (i) the conclusion of the Engagement Period or (ii) the final closing of the Financing (“Tail Period”) to any parties introduced to the Company by National during the Engagement Period (“National Introduced Parties”). For these purposes, National Introduced Parties also means and includes any party, which is directly or indirectly connected with or related to one of the National Introduced Parties including, without limitation, all affiliates as well as any referrals from any of the National Introduced Parties. All National Introduced Parties must be preapproved in writing by the Company.

(d)	Upon execution of this agreement, the Company shall pay National a non-refundable retainer of $$20,000 payable as follows: $10,000 upon the signing of this Agreement and $10,000 due and payable within 30 days of signing of this Agreement (the “Retainer”). The Retainer shall be credited towards the cash fee described in section 2 (a) above.

3. Indemnification. The Company agrees to indemnify National in accordance with the provisions of Annex A hereto, which is incorporated by reference and made a part hereof.

4. Expenses. The Company shall reimburse National for all of its actual out-of-pocket expenses, including but not limited to reasonable and documented travel, legal fees and other expenses, incurred in connection with its services hereunder, whether or not any corporate finance or acquisition transaction is commenced or completed. The Company must preapprove in writing any expense over $2,500.00. National will not bear any of the Company’s legal, accounting, printing or other expenses in connection with any transaction considered or consummated hereby. It also is understood that National will not be responsible for any fees or commissions payable to any finder or to any other financial or other advisor utilized or retained by the Company.

5. Right of First Refusal. The Company will grant the Placement Agent a six (6) month right of first refusal to act as lead Placement Agent on any future private placement of the Company’s securities or as lead managing underwriter on any public offering of the Company’s securities. It is understood that if a third party broker-dealer provides the Company with written terms with respect to a future securities offering (“Written Offering Terms”), the Company shall promptly present same to the Placement Agent. The Placement Agent shall have ten (10) business days from its receipt of the Written Offering Terms in which to determine whether or not to accept such offer and, if the Placement Agent refuses, and provided that such financing is consummated (a) with another placement agent or underwriter upon substantially the same terms and conditions as the Written Offering Terms and (b) within six months after the end of the aforesaid ten (10) business day period, this right of first refusal shall thereafter be forfeited and terminated; provided, however, if the financing is not consummated under the conditions of clauses (a) and (b) above, then the right of first refusal shall once again be reinstated under the same terms and conditions set forth in this paragraph.

6. National’s and the Company’s Relationships with Others. The Company acknowledges that National and its affiliates are in the business of providing investment banking, financial advisory and consulting services (of all types contemplated by this agreement) to others and agrees that the provision of

Careview Communications – National Securities Agreement

8/9/2010

such services shall not constitute a breach hereof of any duty owed to the Company by virtue of this Agreement. Nothing contained herein, other than National’s obligations relating to the Company’s Confidential Material as provided in Section 7 hereof, shall be construed to limit or restrict National or its affiliates in conducting such businesses with respect to others or in rendering such services to others.

7. Selected Dealers. National shall have the right to engage additional broker-dealers (“Selected Dealers”) who are licensed members of the FINRA and registered as broker dealers with the Securities and Exchange Commission. Such Selected Dealers may be engaged by National pursuant to selected dealer agreements and shall receive a portion of the Placement Fee pursuant to such agreements. Any expenses incurred with respect to Selected Dealers will be subject to the terms outlined in paragraph 4 above.

8. Confidential Information. In connection with the rendering of services hereunder, National has been or will be furnished with certain confidential information of the Company including, but not limited to, financial statements and information, cost and expense data, scientific data, intellectual property, trade secrets, business strategies, marketing and customer data, and such other information not generally available from public or published information sources. Such information shall be deemed “Confidential Material”, shall be used solely in connection with the provision of services contemplated hereby, and shall not be disclosed by National without the prior written consent of the Company. In the event National is required by applicable law or legal process to disclose any of the Confidential Material, National will deliver to the Company prompt notice of such requirement (by fax or overnight courier promptly following National’s knowledge or determination of such requirement) prior to such disclosure so the Company may seek an appropriate protective order and/or waive compliance of this provision. If, in the absence of a protective order (because the Company elected to not seek such an order or it was denied by a court of competent jurisdiction) or receipt of written waiver, National is nonetheless, in the written opinion of its counsel, compelled to disclose any Confidential Material, National may do so without liability hereunder.

9. Limitation Upon the Use of Advice and Services

(a)	No person or entity, other than the Company (including its directors, officers and employees), shall be entitled to make use of, or rely upon any advice of National to be given hereunder, and the Company shall not transmit such advice to, or encourage or facilitate the use or reliance upon such advice by others without the prior written consent of National.

(b)	The Company hereby acknowledges that National, for services rendered as contemplated by this Agreement, makes no commitment whatsoever to make a market in any of the Company’s securities on any stock exchange or in any electronic marketplace. Any decision by National to make a market in any of the Company’s securities shall be based solely on the independent judgment of National’s management, employees, and agents and pursuant to all applicable rules and regulations.

(c)	Use of National’s names in annual reports or any other report of the Company or releases by the Company requires the prior written approval of National unless the Company is required by law to include National’s name in such annual reports, other report or release of the Company, in which event the Company shall furnish to National copies of such annual reports or other reports or releases using National’s names in advance of publication by the Company.

Careview Communications – National Securities Agreement

8/9/2010

10. Control Transaction. If the Company executes a letter of intent to conduct a Control Transaction or consummates a Control Transaction with any National Introduced Party prior to the earlier of the closing of the Financing or the termination or expiration date of this Agreement, then, the Company shall pay National an aggregate cash fee of 5% of the Control Transaction Consideration received upon the closing of such Control Transaction to be paid upon the closing of the Control Transaction. For purposes hereof, a “Control Transaction” shall mean any transaction or series or combination of transactions, whereby, directly or indirectly, control of, or a majority interest in, the Company or all or substantially all of its businesses, assets or properties, is sold, leased or otherwise transferred, including, without limitation, a sale or exchange of capital stock or assets, a lease of assets with or without a purchase option, a merger or consolidation, a leveraged buy-out, a restructuring, a recapitalization, a repurchase of capital stock, an extraordinary dividend or distribution (whether cash, property, securities or a combination thereof), a liquidation, the formation of a joint venture or partnership or any other similar transaction. In the case of a tender or exchange offer or a multi-step transaction which contemplates the acquisition of more than 50% of the Company’s outstanding voting stock, a transaction shall be deemed to have been consummated upon the acquisition of more than 50% of the Company’s outstanding voting power or the ability to elect a majority of the Company’s Board of Directors. For purposes hereof, Control Transaction Consideration shall mean the total value of all cash, securities, other property and any other consideration, including, without limitation, any contingent, earned or other consideration paid or payable, directly or indirectly, to the Company or holders of its securities in connection with a transaction. Control Transaction Consideration shall also be deemed to include any indebtedness, including, without limitation, pension liabilities, guarantees and other obligations assumed, directly or indirectly, in connection with, or which survives the closing of, a transaction.

11. Cooperation. The Company will cooperate with and will furnish National or entities introduced by National with all reasonable information and data concerning the Company and will provide National with reasonable access to the Company’s officers, directors, employees, independent accountants and legal counsel. The Company represents that all information made available to National for distribution to investors will be complete and correct in all material respects. Notwithstanding anything set forth above to the contrary, National shall not be responsible for any due diligence investigation of the Company on behalf of any other party in connection with its services hereunder.

12.	Miscellaneous.

(a)

Any notice or communication between the parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or faxed and confirmed if to the Company, addressed to it at: Careview Communications, Inc, 5000 Legacy Drive, Suite 470 Plano, TX 75024, or if to National, addressed to them at: National Securities Corporation, 330 Madison Avenue 18th Floor New York, NY 10017, Attention: Jonathan Rich. Such notice or other communication shall be deemed to be given on the date of receipt.

(b)	This Agreement embodies the entire agreement and understanding between the Company and National and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings related to the subject matter hereof, and may be modified only by a written instrument duly executed by each party. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of each of the parties hereto.

Careview Communications – National Securities Agreement

8/9/2010

(c)	This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and National.

(d)	This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, affect and in all other respects by the laws of the State of New York. The parties agree that any dispute, claim or controversy directly or indirectly relating to or arising out of this Agreement, the termination or validity hereof, any alleged breach of this Agreement or the engagement contemplated hereby (any of the foregoing, a “Claim”) shall be submitted to the Judicial Arbitration and Mediation Services, Inc (JAMS), or its successor, in New York, for final and binding arbitration in front of a panel of three arbitrators with JAMS in New York, New York under the JAMS Comprehensive Arbitration Rules and Procedures (with each of National and the Company choosing one arbitrator, and the chosen arbitrators choosing the third arbitrator). The arbitrators shall, in their award, allocate all of the costs of the arbitration, including the fees of the arbitrators and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail. The award in the arbitration shall be final and binding. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sec.1-16, and the judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The Company and National agree and consent to personal jurisdiction, service of process and venue in any federal or state court within the State and County of New York in connection with any action brought to enforce an award in arbitration.

(e)	There is no relationship of partnership, agency, employment, franchise or joint venture between the parties. No party has the authority to bind the other or incur any obligation on the other’s behalf.

(f)	The Company hereby acknowledges that National is not a fiduciary of the Company. The execution of this Agreement does not constitute a commitment by National or the Company to consummate any transaction contemplated hereunder and does not ensure the successful placement or underwriting of securities of the Company or the success of National with respect to securing any financing or acquisition targets on behalf of the Company.

(g)	This Agreement and the rights hereunder may not be assigned by either party (except by operation of law).

(h)	Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Careview Communications – National Securities Agreement

8/9/2010

13. Termination. This Agreement may be terminated at any time prior to the expiration of the Term by either party upon five (5) days prior written notice to the other party. In the event of any such termination, this engagement letter shall terminate and shall be of no further force and effect except for (i) continuing indemnity obligations hereunder, (ii) National shall be entitled to retain compensation for services it has rendered in accordance with Section 2(a), and receive reimbursement for expenses it has incurred up to the date of such termination in accordance with Section 4 and (iii) the Company shall be responsible for fees that may become due in respect of any National Introduced Investors under Sections 2(a), 2(b) and 10, if a Financing or Control Transaction is consummated within twelve (12) months of the termination of this Agreement (“Tail Period”).

In the event this Agreement shall be terminated in accordance with the provisions of this Section 12 or upon expiration of this Agreement, the sections headed “Confidential Information,” “Indemnification,” “Non-Contravention,” “Miscellaneous,” “Expenses,” “Limitation of Liability” and the “Tail Period” provisions set forth under Section 1 will survive.

14. Limitation of Liability. The Company agrees that National will not be liable to the Company for any claims, losses, damages, liabilities, costs or expenses related to the engagement hereunder, except to the extent finally judicially determined to have resulted solely from the gross negligence or willful misconduct of National, and then only to the extent of any compensation paid to National by the Company hereunder. In no event will National be liable for consequential, special, indirect, incidental, punitive or exemplary losses, damages or expenses.

15. Non Contravention. During the Engagement Period, the Company shall not negotiate, enter into or attempt to negotiate or enter into any agreement, covenant or understanding, written or oral, with any other person or entity, directly or indirectly, that could in any manner be construed to be inconsistent with this Agreement or could undermine any of the rights or interests of National, in, under or in respect of this Agreement.

16. Provision for Alternative Outcomes. In the event that other services are requested by the Company, the parties hereto shall negotiate in good faith to determine a mutually acceptable level of compensation in such an eventuality.

17. Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Careview Communications – National Securities Agreement

8/9/2010

If you are in agreement with the foregoing, please execute and return one copy of this letter to National and the wire transfer of $10,000 as per the wire instructions contained in Annex B, this letter will become a mutually binding obligation when signed by both parties.

Sincerely,

NATIONAL SECURITIES CORPORATION

By:	/s/ Kenneth K. Conte
Kenneth K. Conte
Managing Director

By:	/s/ Jonathan C. Rich
Jonathan C. Rich
Co-Head of Investment Banking

Agreed to and Accepted this 10th day of September, 2009

CAREVIEW COMMUNICATIONS, INC

By:	/s/ John R. Bailey
John R. Bailey Chief Financial Officer

ANNEX A

INDEMNIFICATION

The Company agrees to indemnify and hold harmless National and its affiliates and their respective officers, directors, employees, agents (including selected dealers) and controlling persons (National and each such person being an “Indemnified Party”), from and against any losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable law, or otherwise, which relate to or arise in any manner out of any transaction, financing, or any other matter (collectively, the “Matters”) contemplated by the engagement letter of which this Annex A forms a part and the performance by National of the services contemplated thereby, and will promptly reimburse each Indemnified Party for all reasonable expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. Notwithstanding the foregoing, the Company shall not be liable under the foregoing to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted solely from National’s bad faith or gross negligence.

The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to, arising out of, or in connection with, any Matters, the engagement of National pursuant to, or the performance by National of the services contemplated by, the engagement letter, except to the extent any loss, claim, damage, liability if found in a final judgment by a court of competent jurisdiction to have resulted solely from National’s bad faith or gross negligence.

If the indemnification of an Indemnified Party provided for this letter agreement is for any reason held unenforceable, although otherwise applicable in accordance with its terms, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and National, on the other hand, of any Matter (whether or not the Matter is consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and National, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and National of any contemplated Matter (whether or not such Matter is consummated) shall be deemed to be in the same proportion that the total value paid or received or to be paid or received by the Company as a result of or in connection with any Matter, bears to the fees paid or to be paid to National under the engagement letter; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to National under the engagement letter of which this Annex A is a part.

Promptly upon receipt by an Indemnified Party of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Party shall notify the Company in writing of such complaint or of such assertion or

New York Office	Chicago Office
330 Madison Ave, 18th Floor	875 N. Michigan Ave, Suite 1560
New York, NY 10017	Chicago, IL 60611
212-380-2800	312-867-3470

Careview Communications – National Securities Agreement

8/9/2010

institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, unless and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Party, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Party and the payment of the fees and expenses of such counsel; provided, however, that the Indemnified Parties shall have the right to retain separate counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Parties, unless (i) the employment of such counsel has been specifically authorized in writing by the Company, (ii) the Company has failed to assume the defense and employ reasonably acceptable counsel as required above, or (iii) the named parties to any such action (including any impleaded parties) include both (a) the Indemnified Parties and (b) the Company, and the Indemnified Parties shall have reasonably determined that the defenses available to them are not available to the Company and/or may not be consistent with the best interests of the Company or the Indemnified Parties (in which case the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Parties); it being understood, however, that the Company shall not, in connection with any one such action or separate, substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Indemnified Parties, which firm shall be designated in writing by National.

The Company agrees that it will not, without the prior written consent of National, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder (whether or not National or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of National and each other Indemnified Party hereunder from all liability arising out of such claim, action or proceeding.

If National or any other Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such party is not named as a defendant, the Company will reimburse National for all reasonable expenses incurred in connection with such party’s appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.

The provisions of this Annex A shall continue to apply and shall remain in full force and effect regardless of any modification or termination of the engagement or engagement letter of which this Annex A is a part or the completion of National’s services thereunder.